Exhibit 23(c)

Independent Auditors’ Consent

We consent to the incorporation by reference in the registration statement of Southern Union Company of our report dated March 31, 2006, with respect to the balance sheets of Southern Union Gas Energy, Ltd. as of December 31, 2005 and 2004, and the related statements of operations, partners’ capital and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in this Form 8-K/A of Southern Union Company dated May 17, 2006.

/s/ KPMG LLP

Fort Worth, Texas
July 14, 2006